Exhibit 10.42
SILICON GRAPHICS INTERNATIONAL CORP.

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT, dated June 13, 2011 (the “Effective Date”), is executed by and between Silicon Graphics International Corp. (f.k.a. Rackable Systems, Inc.), a Delaware corporation (the “Company”), and Tim Pebworth (the “Executive”). The Company and the Executive are each individually referred to as a “Party” and are collectively referred Amendment as the “Parties” herein.

RECITALS

Whereas, Executive and the Company have entered into an employment agreement dated May 1, 2009 (the “Employment Agreement”); and

Whereas, the parties desire to amend the Employment Agreement.

AGREEMENT

Now therefore, in consideration of the mutual promises and covenants set forth in this First Amendment, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that upon the Effective Date, the Employment Agreement is hereby amended as follows:

1.	All references in the Employment Agreement to the defined term, “COBRA” will include state insurance laws, alternatively, if applicable.

2.	Section 8 of the Employment Agreement is hereby amended to read in its entirety as follows:
” 8.    CHANGE IN CONTROL SEVERANCE BENEFITS. If, within 12 months following a Change in Control, your employment is terminated by the Company without Cause, or by you for Good Reason and such termination of employment constitutes a “separation from service” within the meaning of the Treas. Reg. §1.409A-1(h)(1), without regard to any alternative definitions thereunder; and if you sign, date, return to the Company and allow to become effective a release of all claims in a form satisfactory to the Company in its sole discretion (the “Release”); provided, however, that such effective date shall be no later than sixty (60) days following your termination of employment, then in lieu of any Severance Benefits set forth in Section 10 herein, you shall be entitled to receive the following severance benefits (the “Change in Control Severance Benefits”):
a.    The vesting of all unvested stock options and all unvested grants of restricted stock herein referred to and any subsequent grants of stock options, restricted stock or any other stock awards in future plans, shall accelerate in such amount equal to the number of shares that would vest over an additional twenty-four (24) month period as if you have continued to be an employee of the Company for additional twenty (24) months following your termination;
b.    You will be eligible to receive severance pay in the total amount equal to the sum of twelve (12) months of your base salary in effect as of the employment termination date. For purposes of this Section 9(b), “base salary” as used herein does not include any annual performance bonus or any other bonus payment. The severance pay will be subject to required payroll deductions and withholdings, and will be paid in twenty-six (26) equal installments over a period of twelve (12) months, with such payments made on the Company's normal payroll schedule; provided, however, that any payments delayed pending the effective date of the Release shall be paid in arrears on the payroll date next following such effective date; and
c.    If you timely elect and continue to remain eligible for continued group health insurance coverage under federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your employment termination date (including dependent coverage, if applicable) for twelve (12) months after the employment termination date; provided that, the Company's obligation to pay your COBRA premiums will cease earlier if you become eligible for group health insurance coverage through a new employer and you must provide prompt written notice to the Company if you become eligible for group health insurance coverage through a new employer within twelve (12) months of your employment termination date.”

3.	Section 9 of the Employment Agreement is hereby amended to read as follows:
“9.    SEVERANCE BENEFITS. If, at any time other than during the 12 month period following a Change in Control, your employment is terminated by the Company without Cause, or by you for Good Reason and such termination of employment constitutes a “separation from service” within the meaning of the Treas. Reg. §1.409A-1(h)(1), without regard to any alternative definitions thereunder; and if you sign, date, return to the Company and allow to become effective a release of all claims in a form satisfactory to the Company in its sole discretion (the “Release”); provided, however, that such effective date shall be no later than sixty (60) days following your termination of employment, then you shall be entitled to receive the following severance benefits (the “Severance Benefits”):
a.Severance pay in the total amount equal to the sum of six (6) months of your base salary in effect as of the employment termination date. The severance pay will be subject to required payroll deductions and withholdings, and will be paid in thirteen (13) equal installments over a period of six (6) months, with such payments made on the Company's normal payroll schedule; provided, however, that any payments delayed pending the effective date of the Release shall be paid in arrears on the payroll date next following such effective date. For purposes of this Section 10(a), “base salary” as used herein does not include any annual performance bonus or any other bonus payment; and

b.    If you timely elect and continue to remain eligible for COBRA, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your employment termination date (including dependent coverage, if applicable) for six (6) months after the employment termination date; provided that, the Company's obligation to pay your COBRA premiums will cease earlier if you become eligible for group health insurance coverage through a new employer and you must provide prompt written notice to the Board if you become eligible for group health insurance coverage through a new employer within six (6) months of your employment termination date.”

4.	Except as amended herein, the Employment Agreement shall remain in full force and effect without modification thereto.
IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the Effective Date.

SILICON GRAPHICS INTERNATIONAL CORP.	TIM PEBWORTH

By: /s/ M ARK J. B ARRENECHEA	By: /s/ TIM PEBWORTH
Name: Mark Barrenechea	Name: Tim Pebworth
Title: President and CEO	Title: VP & Chief Accounting Officer

Signature Date: July 11, 2011	Signature Date: July 11, 2011